Exhibit 4.2

Gridsum Holding Inc.

Number	Shares

[ ]	-[ ]-

Incorporated under the laws of the Cayman Islands

Share capital is US$200,000, divided into (i) 20,000,000 Class A ordinary shares with a par value of US$0.001 each, and (ii) 180,000,000 Class B ordinary shares with a par value of US$0.001 each

THIS IS TO CERTIFY THAT [                                ] is the registered holder of [                   ] Class [   ] ordinary shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the [          ] day of [                     ] 2015 by:

DIRECTOR